EXHIBIT 99.1

First Cash Reports Full Year Earnings per Share of $2.86;
Store Additions for Fiscal 2013 Total 112 Units as
Company Completes 12-Store South Carolina Acquisition

_____________________________________________________________

ARLINGTON, Texas (January 28, 2014) -- First Cash Financial Services, Inc. (NASDAQ: FCFS) today announced revenue, net income and earnings per share for the three-month and full-year periods ended December 31, 2013. The Company also announced the completion of its 12-store large format pawn acquisition in South Carolina, resulting in a total of 112 large format pawn store additions in 2013. Additionally, the Company announced the appointment of Mr. Gabriel Guerra Castellanos to its Board of Directors, and initiated guidance for 2014 store growth and earnings expectations.

Earnings Highlights

•
Diluted earnings per share from continuing operations for fiscal 2013 were $2.86 compared to $2.72 in fiscal 2012. Comparative earnings results for the year reflected a tax adjusted earnings drag of approximately $0.34 per share from non-core scrap jewelry operations and approximately $0.09 per share from stand-alone U.S. consumer lending locations.

•	Net income from continuing operations for fiscal 2013 totaled $84.5 million compared to $80.9 million in the prior year.

•
Diluted earnings per share from continuing operations for the fourth quarter of 2013 were $0.87, compared to $0.93 in the fourth quarter of 2012. Fourth quarter earnings results for 2013 include tax adjusted non-recurring transaction costs of approximately $0.02 per share associated with the previously announced acquisitions, and reflected an approximate $0.12 per share tax adjusted earnings impact from non-core scrap jewelry sales compared to the fourth quarter of last year. Additionally, the U.S. stand-alone consumer lending locations caused approximately $0.03 per share of tax adjusted earnings drag compared to the fourth quarter last year.

Revenue Highlights

•
Revenue from core pawn operations (retail merchandise sales and pawn loan fees) increased 25% in fiscal 2013 and 17% in the fourth quarter. Total revenue for fiscal 2013 was $661 million, an increase of 12% compared to the prior year. Total revenue in the fourth quarter was $185 million, compared to $178 million in fourth quarter of 2012.

•
Consolidated full year retail merchandise sales increased 28% compared to the prior year and increased by 21% for the fourth quarter. Retail sales in the U.S. increased 34% for the year and 26% for the quarter while in Mexico, fiscal 2013 and fourth quarter retail sales increased 24% and 18%, respectively.

•
Consolidated revenue from pawn loan fees increased 19% for fiscal 2013 and 10% for the fourth quarter compared to the prior-year periods. U.S. pawn loan fees increased 25% for the year and 15% for the fourth quarter, while increasing 15% and 6%, respectively, in Mexico.

•
Same-store core revenue for fiscal 2013 for the Company's pawn stores (which excludes wholesale jewelry scrapping) increased 8% on a consolidated basis. Same-store core sales in Mexico increased 12% for the full year, offset by flat same-store sales in the U.S. as compared to the prior year. The Company believes that fewer holiday shopping days in 2013 and the highly promotional general retail environment adversely impacted the retail business in both the U.S. and Mexico, as did weather events in several key markets. As a result, consolidated fourth quarter same-store core revenues were up 3% and consisted of a 7% increase in Mexico offset by a 5% decrease in the U.S.

•
Reflecting lower gold prices and fewer gold buying transactions, full year scrap gold production (in ounces) was down 22% in fiscal 2013. Gross profit from non-core wholesale scrap jewelry operations for the full year decreased $17.1 million, or 64%, compared to the prior year. During the fourth quarter of 2013, scrap gold production declined 30% versus the same prior-year period, while gross profit decreased $6.3 million, or 81%. The average selling price of gold liquidated during the quarter was $1,213 per ounce and generated a gross profit margin of 10%, compared to the prior-year price and margin of $1,723 and 27%, respectively. Scrap jewelry accounted for only 2% of fourth quarter and 3% of full year net revenue.

•
Short-term loan and credit services revenue (collectively, payday loan products), from the U.S. stand-alone small format stores located in Texas, decreased 19% and 14% in the fourth quarter and fiscal 2013, respectively, compared to the comparable prior-year periods. The decline represents a continuation of regulatory and competitive pressures facing store-based payday lenders, especially in Texas. The Company considers its payday loan products to be non-core/non-growth revenue streams and comprised less than 7% of total revenue in fiscal 2013.

Pawn Metrics

•
Consolidated pawn loans outstanding at December 31, 2013, totaled $115 million, an increase of 12% over the prior year. U.S. pawn loans increased 19% versus the prior year, while in Mexico pawn loans grew 3%. While the number of outstanding loans increased by 29% in the U.S. and 8% in Mexico, growth in the value of pawn loans outstanding was dampened in part due to 8% and 5% decreases, respectively, in average loan sizes, primarily on loans secured by gold jewelry. Pawn loans collateralized with non-jewelry hard good items increased 8% in Mexico and 2% in the U.S. During the fourth quarter, the Company also experienced a more significant seasonal sequential pay-down of pawn loans in Mexico of 20%, compared to the historical average seasonal pay-down of approximately 14%.

•
On a consolidated basis, 61% of total pawn loans were collateralized with non-jewelry hard goods (primarily electronics, tools and appliances) with the remaining 39% collateralized by jewelry at December 31, 2013. In Mexico, 87% of the Company’s pawns were collateralized with hard goods, and only 13% were collateralized with jewelry, compared to 83% and 17%, respectively, one year ago. In the Company's U.S. stores, jewelry comprised 60% of pawn collateral as of the quarter end, compared to a 65% jewelry mix last year.

•
The consolidated gross margin on retail sales was 39% for the fourth quarter and 40% for fiscal 2013, compared to 41% and 42%, respectively, in the prior-year periods. The change in retail margins reflects both the continued shift in the Company's consolidated retail product mix toward general merchandise inventories, which carry slightly lower margins than retail jewelry items, and an increase in promotional pricing by general retailers this holiday season versus last year's holiday season.

•	Consolidated annualized inventory turns were 3.6 times per year. Aged inventories (items held for over a year) accounted for 3% of total inventories.

Acquisitions and New Store Openings

•
A total of 112 stores were added in fiscal 2013, bringing the total store count to 906. In total, the Company added 28 large format pawn store locations during the fourth quarter of 2013, composed of 11 new store openings in Mexico and 17 store additions in the U.S.

•
During fiscal 2013, a total of 68 large format, full-service stores were added in Mexico, composed of 60 new store openings and an eight-store acquisition in September 2013. As a result, the Company has increased the number of large format pawn stores in Mexico by 14% over the past year. As of December 31, 2013, the Company had 597 stores in Mexico, of which 552 are large format, full-service locations.

•
In December 2013, the Company completed the acquisition of a 12-store chain of large format pawn stores located in the Charleston, South Carolina area. The Charleston area represents a new market in South Carolina for First Cash and will complement the Company's six existing locations in the state. Fourth quarter earnings results include non-recurring transaction costs of approximately $0.02 per share associated with acquisition activities.

•
Fourth quarter store additions in the U.S. also included five de novo openings and one conversion of a small format store into a large format location. For the full year of 2013, a total of 43 domestic stores were opened or acquired. As of December 31, 2013, First Cash had 227 large format, full-service pawn stores in the U.S., an increase of 23% over the prior year.

Financial Metrics and Liquidity

•	Consolidated net operating margin (pre-tax income) for fiscal 2013 was 18% while the store-level operating profit margin was 27% for fiscal 2013.

•	The Company’s return on equity for fiscal 2013 was 22% while its return on assets was 14%.

•
EBITDA from continuing operations totaled $139 million for fiscal 2013, an increase of 2% versus the comparable prior-year period despite a $19 million decrease in EBITDA from scrap jewelry and payday lending operations. The EBITDA margin from continuing operations was 21% for fiscal 2013, compared to 23% in the prior year. Free cash flow for fiscal 2013 increased 60% to $80 million, compared to $50 million in the prior year. EBITDA from continuing operations and free cash flow are defined in the detailed reconciliation of these non-GAAP financial measures provided elsewhere in this release.

•
During fiscal 2013, the Company utilized operating cash flows and availability on its long-term credit facility to invest $114 million in acquisitions, $39 million in stock repurchases and $27 million in capital expenditures.

•
As of December 31, 2013, the Company had $182 million outstanding and $23 million of availability under its $205 million bank credit facility. The Company's credit facility bears interest at the prevailing 30-day LIBOR rate plus a fixed spread of 2.0% and matures in February 2015. The Company ended the quarter with $71 million in cash on the balance sheet, of which $8 million has been used to reduce the amount of outstanding debt subsequent to year end.

•
In January 2013, the Board of Directors of the Company authorized a program for the repurchase of up to 1,500,000 shares of its common stock. During fiscal 2013, the Company repurchased 729,000 shares of its common stock at an average price per share of $53.07. At December 31, 2013, a total of 771,000 shares remain available for repurchase under the current authorization.

Appointment of New Board Member

•
Effective January 23, 2014, Mr. Gabriel Guerra Castellanos was appointed to the Company's Board of Directors. Mr. Guerra will fill the position previously held by Ambassador Jorge Montaño, who recently resigned to become the Permanent Representative of Mexico to the United Nations.

•
Mr. Guerra is the founder and President of Guerra Castellanos & Asociados, one of Mexico's leading public relations firms. He previously served as President and CEO of Edelman Public Relations for Mexico and Latin America, and as Managing Director of the Mexico office for Ray & Berndtson. Mr. Guerra has an extensive background in the Mexican Public Service, having served in various international diplomatic assignments, such as Consul General of Mexico in Toronto, Canada, and as Press Counselor in the Mexican embassy in Germany. He served as Director of International Media at the office of the President of Mexico from 1992 to 1995 and was active in the political scene. Mr. Guerra is also an op-ed writer and comments on national and international politics for various media outlets in Mexico, including El Universal and Televisa.

Discontinued Payday Operations

•
In December 2013, the Company initiated a plan to discontinue the Cash & Go, Ltd. joint venture operations ("Cash & Go"), which owns and operates 37 check cashing and financial services kiosks located inside convenience stores in the state of Texas. As a result, the Company recorded a non-recurring charge of approximately $844,000, net of tax, or $0.03 per share for the quarter ended December 31, 2013, which was reported as a loss from discontinued operations. During fiscal 2013, Cash & Go generated approximately $3.3 million in non-core payday revenues and tax adjusted earnings from operations of approximately $0.01 per share. The Company expects to wind down operations and liquidate the assets of Cash & Go over the next six months. This disposition will have an immaterial effect on future consolidated earnings and closing these stores further reduces the Company’s regulatory exposure to payday lending/credit services products.

•	Including the impact of the Cash & Go disposal, the Company projects that revenues from U.S. based payday lending/credit services products will be less than 5% of total revenue in fiscal 2014.
Fiscal 2014 Outlook

•
The Company is initiating its fiscal 2014 guidance for earnings from continuing operations to be in a range of $3.00 to $3.15 per diluted share. The earnings guidance assumes that revenue from core pawn fees and merchandise sales will increase 15% to 18%, primarily driven by contributions from new and acquired stores in both the U.S. and Mexico. The projected core revenue growth rates in fiscal 2014 will continue to be partially tempered by expectations for the size and number of pawn loans collateralized with gold jewelry. The earnings guidance also reflects anticipated further revenue declines in 2014 from non-core scrap gold sales and payday lending fees. Additionally, comparative earnings results in the first quarter of 2014 are expected to be flat to down slightly versus the same period last year, as the Company will not begin to anniversary the 2013 decline in gold prices until the second quarter.

•
The Company expects to open approximately 75 to 85 new stores in 2014. It anticipates that a majority of the de novo store openings will continue to be large format pawn stores in Mexico, but also includes 10 to 15 new builds and small acquisitions in the U.S. Additionally, the Company will continue to look opportunistically for sizable large format pawn acquisitions in strategic markets, which could further increase store additions for 2014.

•
Revenue growth in 2014 is expected to be generated exclusively from core pawn operations that will be partially offset by the continued de-emphasis of payday lending operations. Approximately 95% of total 2014 revenues are expected to be derived from growing pawn operations.

•
The guidance assumptions reflect the continued impact of lower gold prices and reduced scrap volumes on revenues, the projected pawn loan fees anticipated from the currently outstanding pawn loans that have been impacted by the reduction in gold prices on the underlying collateral, the continued contraction of the Company's non-core payday lending revenues and the anticipated weaker Mexican peso versus 2013. Earnings guidance estimates for 2014 are based on an average exchange rate of 13.0 Mexican pesos / U.S. dollar, the price of gold in the range of $1,200 to $1,300 per ounce and the anticipated 2014 tax rate between 32% and 33%.

Commentary and Analysis
Mr. Rick Wessel, chief executive officer, commented, "First Cash marked its 25th anniversary in 2013 with another year of record revenues, profits and cash flows driven by strong store growth. Although we experienced significant external headwinds in certain areas, revenue from core pawn retailing and lending operations in our pawn stores increased 25% during the year. Our ability to grow consolidated earnings in 2013, despite significant year-over-year revenue declines in non-core scrap jewelry and payday lending operations, was a significant achievement. Equally as important, we continued to invest in future growth as we added 112 large format pawn stores during the year, of which a record 69 came from de novo openings and 42 stores were strategically acquired. We believe our strategy for building and growing an exclusively pawn focused operation sets us apart in the industry."
"We are also pleased to announce the appointment of Mr. Gabriel Guerra Castellanos as an independent director of the Company. The Board is confident that he will provide extensive experience and knowledge in international and government affairs, public relations, and Mexico’s political and economic conditions.”
"During 2013, the largest percentage of our revenues continued to come from retail merchandise sales in our pawn stores. It was also the area where we saw the greatest growth, with sales up 28% overall. The fourth quarter retail sales and margin results saw slightly slower growth, in part a result of the condensed and highly promotional holiday shopping season coupled with severe snow and ice events in certain highly concentrated markets. We believe that our neighborhood locations offering deep-value retail products with exceptional customer service continue to differentiate us from traditional retailers."
"The most significant challenge of 2013 began in the second quarter as gold prices fell abruptly and initiated a decline of approximately 25% over the remainder of the year. The bulk of the impact in 2013 was on our non-core scrap jewelry operations, which caused an approximate $0.34 per share drag on tax adjusted earnings compared to fiscal 2012. We are optimistic that the earnings impact from scrap jewelry will soon dissipate as the exposure now represents less than 3% of total gross profit and the comparisons ease beginning with the second quarter. To a lesser extent, lower gold prices have also impacted our pawn loan balances in the U.S., where jewelry represents 60% of pawn collateral and in Mexico, where jewelry represents 13% of collateral. During the fourth quarter we, along with the industry, noted a larger than normal seasonal pay down of pawn loans in Mexico. Conversely, as we begin 2014, we are seeing a slightly stronger than expected seasonal rebound of pawn demand in Mexico."
"We continue to see a rapidly evolving competitive landscape in Mexico, primarily the result of volatile gold prices and the impact on "gold only" pawn operators. We have noted that many of the small format, gold-only operators are continuing to adjust their business models, including closing and consolidating locations. In the long-run, we believe that our 15 years of experience in Mexico, proprietary information systems, strong capital base, excellent customer service, larger locations and trained pawnbrokers who are merchants for a large variety of products provides us significant and sustainable competitive advantages. We continue to be pleased with the performance of our new stores and will continue to invest in and add stores in order to build on our significant first-mover advantage in the large format category."
"Our strategic focus on core pawn lending operations continues to be coupled with actions to further lessen exposure to consumer/payday lending products, which have suffered from regulatory and competitive pressures, especially in Texas. Last year, we closed 14 stand-alone consumer lending locations, including eight locations in Texas, and we expect to close several additional Texas locations in 2014. Additionally, the Company elected to terminate the Cash & Go joint venture, which offered credit services and check cashing in 37 kiosk locations inside convenience stores in Texas. As a result, total U.S. revenues from these products declined 10% and created approximately $0.09 per share of drag on our tax adjusted earnings. Due to these trends and our strategic actions, we expect revenues from consumer/payday lending products to be less than 5% of total revenue in 2014."
"Despite the external challenges facing the industry over the past year, we continued to generate significant operating cash flow, as evidenced by EBITDA of almost $140 million in 2013. Coupled with our strong balance sheet, we were able to fund meaningful organic growth, repurchase stock and take advantage of strategic acquisition opportunities, including the recently completed 12-store acquisition in South Carolina."

"As we look to 2014, we continue to expect revenue and earnings growth, both in the U.S. and Mexico. Although our earnings expectations for the year are tempered by the difficult comparisons in the first quarter, the lower gold-pricing environment and further reductions in payday lending revenues, we remain confident and committed to our core strategy and operating model. Our large format stores remain very profitable and we will continue to invest in new stores for long-term growth."
“In summary, given our competitive strengths, growth platform and expanding customer base, we are excited about our ability to further grow our store count, revenues, and earnings. Our business model, coupled with our strong balance sheet, positions us to drive sustainable long-term growth in shareholder value. We continue to believe that we have the right formula for solid growth in the years to come.”
Forward-Looking Information
This release contains forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. (the "Company"). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.
Forward-looking statements in this release include, without limitation, the Company’s expectations of earnings per share, earnings growth, expansion strategies, regulatory exposures, store openings, liquidity (including the availability of capital under existing credit facilities), cash flow, consumer demand for the Company’s products and services, income tax rates, currency exchange rates and the price of gold and the impacts thereof, earnings and related transaction expenses from acquisitions, the ability to successfully integrate acquisitions and other performance results. These statements are made to provide the public with management’s current assessment of the Company’s business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include, without limitation, the following:

•	changes in regional, national or international economic conditions, including inflation rates, unemployment rates and energy prices;

•	changes in consumer demand, including purchasing, borrowing and repayment behaviors;

•	changes in pawn forfeiture rates and credit loss provisions;

•	changes in the market value of pawn collateral and merchandise inventories, including gold prices and the value of consumer electronics and other products;

•	changes or increases in competition;

•	the ability to locate, open and staff new stores and successfully integrate acquisitions;

•	the availability or access to sources of used merchandise inventory;

•	changes in credit markets, interest rates and the ability to establish, renew and/or extend the Company’s debt financing;

•	the ability to maintain banking relationships for treasury services;

•	the ability to hire and retain key management personnel;

•
new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting pawn businesses, consumer loan businesses and credit services organizations (in both the United States and Mexico);

•	risks and uncertainties related to foreign operations in Mexico;

•	changes in import/export regulations and tariffs or duties;

•	changes in anti-money laundering and gun control regulations;

•	unforeseen litigation;

•	changes in tax rates or policies in the U.S. and Mexico;

•	changes in foreign currency exchange rates;

•	inclement weather, natural disasters and public health issues;

•	security breaches, cyber attacks or fraudulent activity;

•	a prolonged interruption in the Company’s operations of its facilities, systems, and business functions, including its information technology and other business systems;

•	the implementation of new, or changes in, the interpretation of existing accounting principles or financial reporting requirements;

•	future business decisions; and

•	other uncertainties.
These and other risks, uncertainties and regulatory developments are further and more completely described in the Company’s 2012 annual report on Form 10-K. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.
About First Cash
Founded in 1988, First Cash Financial Services, Inc. is the leading international operator of pawn stores. The Company focuses on serving cash and credit constrained consumers through deep value retailing and offering small loans and other financial products, through its retail pawn locations, which buy and sell a wide variety of jewelry, electronics, tools and other merchandise, and make small customer loans secured by pledged personal property. Today, the Company owns and operates 906 stores in 12 U.S. states and 26 states in Mexico.
First Cash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. First Cash’s common stock (ticker symbol "FCFS") is traded on the NASDAQ Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

STORE COUNT ACTIVITY

The following table details store openings for the three months ended December 31, 2013:

	Pawn Locations		Consumer Loan Locations (3)
	Large Format (1)	Small Format (2)		Total Locations
Domestic:
Total locations, beginning of period	210	27	63	300
New locations opened	5	—	—	5
Locations acquired	12	—	—	12
Store format conversions	1	(1)	—	—
Locations closed or consolidated	(1)	(1)	(6)	(8)
Total locations, end of period	227	25	57	309

International:
Total locations, beginning of period	542	17	29	588
New locations opened	11	—	—	11
Locations closed or consolidated	(1)	—	(1)	(2)
Total locations, end of period	552	17	28	597

Total:
Total locations, beginning of period	752	44	92	888
New locations opened	16	—	—	16
Locations acquired	12	—	—	12
Store format conversions	1	(1)	—	—
Locations closed or consolidated	(2)	(1)	(7)	(10)
Total locations, end of period	779	42	85	906

(1)
The large format locations include retail showrooms and accept a broad array of pawn collateral including electronics, appliances, tools, jewelry and other consumer hard goods. At December 31, 2013, 120 of the U.S. large format pawn stores also offered consumer loans or credit services products.

(2)
The small format locations typically have limited retail operations and primarily accept jewelry and small electronic items as pawn collateral and also offer consumer loans or credit services products.

(3)
The Company’s U.S. free-standing, small format consumer loan locations offer a credit services product and are all located in Texas. The Mexico locations offer small, short-term consumer loans. The Company’s credit services operations also include an internet distribution channel for customers in the state of Texas.

The following table details store openings for the twelve months ended December 31, 2013:

	Pawn Locations		Consumer Loan Locations (3)
	Large Format (1)	Small Format (2)		Total Locations
Domestic:
Total locations, beginning of period	184	27	65	276
New locations opened	9	—	—	9
Locations acquired	34	—	—	34
Store format conversions	1	(1)	—	—
Locations closed or consolidated	(1)	(1)	(8)	(10)
Total locations, end of period	227	25	57	309

International:
Total locations, beginning of period	485	19	34	538
New locations opened	60	—	—	60
Locations acquired	8	—	—	8
Locations closed or consolidated	(1)	(2)	(6)	(9)
Total locations, end of period	552	17	28	597

Total:
Total locations, beginning of period	669	46	99	814
New locations opened	69	—	—	69
Locations acquired	42	—	—	42
Store format conversions	1	(1)	—	—
Locations closed or consolidated	(2)	(3)	(14)	(19)
Total locations, end of period	779	42	85	906

(1)
The large format locations include retail showrooms and accept a broad array of pawn collateral including electronics, appliances, tools, jewelry and other consumer hard goods. At December 31, 2013, 120 of the U.S. large format pawn stores also offered consumer loans or credit services products.

(2)
The small format locations typically have limited retail operations and primarily accept jewelry and small electronic items as pawn collateral and also offer consumer loans or credit services products.

(3)
The Company’s U.S. free-standing, small format consumer loan locations offer a credit services product and are all located in Texas. The Mexico locations offer small, short-term consumer loans. The Company’s credit services operations also include an internet distribution channel for customers in the state of Texas.

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in thousands, except per share amounts)
Revenue:
Retail merchandise sales	$111,745	$92,613	$367,187	$287,456
Pawn loan fees	47,897	43,625	181,555	152,237
Consumer loan and credit services fees	11,011	12,674	43,781	48,692
Wholesale scrap jewelry revenue	14,550	29,345	68,325	103,706
Total revenue	185,203	178,257	660,848	592,091

Cost of revenue:
Cost of retail merchandise sold	68,684	54,249	221,361	167,144
Consumer loan and credit services loss provision	3,280	3,415	11,368	12,556
Cost of wholesale scrap jewelry sold	13,047	21,536	58,545	76,853
Total cost of revenue	85,011	79,200	291,274	256,553

Net revenue	100,192	99,057	369,574	335,538

Expenses and other income:
Store operating expenses	48,559	40,023	181,321	148,879
Administrative expenses	10,840	13,889	49,530	50,211
Depreciation and amortization	4,015	3,482	15,361	12,939
Interest expense	1,018	791	3,492	1,488
Interest income	(55)	(69)	(322)	(216)
Total expenses and other income	64,377	58,116	249,382	213,301

Income from continuing operations before income taxes	35,815	40,941	120,192	122,237

Provision for income taxes	10,297	13,329	35,713	41,375

Income from continuing operations	25,518	27,612	84,479	80,862

Loss from discontinued operations, net of tax	(740)	(3)	(633)	(503)

Net income	$24,778	$27,609	$83,846	$80,359

Basic income per share:
Income from continuing operations	$0.88	$0.96	$2.91	$2.80
Loss from discontinued operations	(0.03)	—	(0.02)	(0.02)
Net income per basic share	$0.85	$0.96	$2.89	$2.78

Diluted income per share:
Income from continuing operations	$0.87	$0.93	$2.86	$2.72
Loss from discontinued operations	(0.03)	—	(0.02)	(0.02)
Net income per diluted share	$0.84	$0.93	$2.84	$2.70

Weighted average shares outstanding:
Basic	28,933	28,795	29,079	28,912
Diluted	29,393	29,666	29,574	29,713

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,
	2013	2012
	(in thousands)
ASSETS
Cash and cash equivalents	$70,643	$50,285
Pawn loan fees and service charges receivable	16,689	15,158
Pawn loans	115,234	103,181
Consumer loans, net	1,450	1,879
Inventories	77,793	65,345
Other current assets	8,413	5,582
Total current assets	290,222	241,430

Property and equipment, net	108,137	93,304
Goodwill, net	251,241	166,386
Other non-current assets	9,373	6,572
Total assets	$658,973	$507,692

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of notes payable	$3,326	$3,212
Accounts payable and accrued liabilities	38,023	27,938
Income taxes payable	7,412	—
Total current liabilities	48,761	31,150

Revolving unsecured credit facility	182,000	102,500
Notes payable, net of current portion	5,026	8,351
Deferred income tax liabilities	8,827	13,275
Total liabilities	244,614	155,276

Stockholders' equity:
Preferred stock	—	—
Common stock	394	388
Additional paid-in capital	176,675	159,081
Retained earnings	497,728	413,882
Accumulated other comprehensive income (loss) from
cumulative foreign currency translation adjustments	(7,751)	(6,940)
Common stock held in treasury, at cost	(252,687)	(213,995)
Total stockholders' equity	414,359	352,416
Total liabilities and stockholders' equity	$658,973	$507,692

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION
(UNAUDITED)

The following table details the components of revenue for the three months ended December 31, 2013, as compared to the three months ended December 31, 2012 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates, which is more fully described elsewhere in this release.

	Three Months Ended				Increase/(Decrease)
	December 31,				Constant Currency
	2013	2012	Increase/(Decrease)		Basis
Domestic revenue:
Retail merchandise sales	$40,529	$32,226	$8,303	26%	26%
Pawn loan fees	22,109	19,246	2,863	15%	15%
Consumer loan and credit services fees	10,227	11,726	(1,499)	(13)%	(13)%
Wholesale scrap jewelry revenue	7,767	16,963	(9,196)	(54)%	(54)%
	80,632	80,161	471	1%	1%
International revenue:
Retail merchandise sales	71,216	60,387	10,829	18%	19%
Pawn loan fees	25,788	24,379	1,409	6%	6%
Consumer loan and credit services fees	784	948	(164)	(17)%	(17)%
Wholesale scrap jewelry revenue	6,783	12,382	(5,599)	(45)%	(45)%
	104,571	98,096	6,475	7%	7%
Total revenue:
Retail merchandise sales	111,745	92,613	19,132	21%	21%
Pawn loan fees	47,897	43,625	4,272	10%	10%
Consumer loan and credit services fees	11,011	12,674	(1,663)	(13)%	(13)%
Wholesale scrap jewelry revenue	14,550	29,345	(14,795)	(50)%	(50)%
	$185,203	$178,257	$6,946	4%	4%

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details the components of revenue for the twelve months ended December 31, 2013, as compared to the twelve months ended December 31, 2012 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates, which is more fully described elsewhere in this release.

	Twelve Months Ended				Increase/(Decrease)
	December 31,				Constant Currency
	2013	2012	Increase/(Decrease)		Basis
Domestic revenue:
Retail merchandise sales	$139,469	$104,289	$35,180	34%	34%
Pawn loan fees	79,398	63,640	15,758	25%	25%
Consumer loan and credit services fees	40,378	44,862	(4,484)	(10)%	(10)%
Wholesale scrap jewelry revenue	38,617	57,551	(18,934)	(33)%	(33)%
	297,862	270,342	27,520	10%	10%
International revenue:
Retail merchandise sales	227,718	183,167	44,551	24%	21%
Pawn loan fees	102,157	88,597	13,560	15%	12%
Consumer loan and credit services fees	3,403	3,830	(427)	(11)%	(14)%
Wholesale scrap jewelry revenue	29,708	46,155	(16,447)	(36)%	(36)%
	362,986	321,749	41,237	13%	10%
Total revenue:
Retail merchandise sales	367,187	287,456	79,731	28%	25%
Pawn loan fees	181,555	152,237	29,318	19%	17%
Consumer loan and credit services fees	43,781	48,692	(4,911)	(10)%	(10)%
Wholesale scrap jewelry revenue	68,325	103,706	(35,381)	(34)%	(34)%
	$660,848	$592,091	$68,757	12%	10%

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details customer loans and inventories held by the Company and active CSO credit extensions from an independent third-party lender as of December 31, 2013, as compared to December 31, 2012 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current-year balances at the prior-year end-of-period exchange rate, which is more fully described elsewhere in this release.

					Increase/(Decrease)
	Balance at December 31,				Constant Currency
	2013	2012	Increase/(Decrease)		Basis
Domestic:
Pawn loans	$65,716	$55,040	$10,676	19%	19%
CSO credit extensions held by independent third-party (1)	12,240	14,134	(1,894)	(13)%	(13)%
Other consumer loans	832	1,149	(317)	(28)%	(28)%
	78,788	70,323	8,465	12%	12%
International:
Pawn loans	49,518	48,141	1,377	3%	3%
Other consumer loans	618	730	(112)	(15)%	(15)%
	50,136	48,871	1,265	3%	3%
Total:
Pawn loans	115,234	103,181	12,053	12%	12%
CSO credit extensions held by independent third-party (1)	12,240	14,134	(1,894)	(13)%	(13)%
Other consumer loans	1,450	1,879	(429)	(23)%	(23)%
	$128,924	$119,194	$9,730	8%	8%
Pawn inventories:
Domestic pawn inventories	$40,910	$32,664	$8,246	25%	25%
International pawn inventories	36,883	32,681	4,202	13%	14%
	$77,793	$65,345	$12,448	19%	19%

(1)   CSO amounts outstanding are composed of the principal portion of active CSO extensions of credit by an independent third-party lender, which are not included on the Company's balance sheet, net of the Company's estimated fair value of its liability under the letters of credit guaranteeing the extensions of credit.

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION

The Company uses certain financial calculations, such as free cash flow, EBITDA from continuing operations and constant currency results, which are not considered measures of financial performance under U.S. generally accepted accounting principles ("GAAP"). Items excluded from the calculation of free cash flow, EBITDA from continuing operations and constant currency results are significant components in understanding and assessing the Company’s financial performance. Since free cash flow, EBITDA from continuing operations and constant currency results are not measures determined in accordance with GAAP and are thus susceptible to varying calculations, free cash flow, EBITDA from continuing operations and constant currency results, as presented, may not be comparable to other similarly titled measures of other companies. Free cash flow, EBITDA from continuing operations and constant currency results should not be considered as alternatives to net income, cash flow provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as indicators of financial performance or liquidity. Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures.

Earnings from Continuing Operations Before Interest, Taxes, Depreciation and Amortization
EBITDA from continuing operations is commonly used by investors to assess a company’s leverage capacity, liquidity and financial performance. The following table provides a reconciliation of net income to EBITDA from continuing operations (in thousands):

	Twelve Months Ended
	December 31,
	2013	2012
Net income	$83,846	$80,359
Loss from discontinued operations, net of tax	633	503
Income from continuing operations	84,479	80,862
Adjustments:
Income taxes	35,713	41,375
Depreciation and amortization	15,361	12,939
Interest expense	3,492	1,488
Interest income	(322)	(216)
Earnings from continuing operations before interest, taxes, depreciation and amortization	$138,723	$136,448

EBITDA from continuing operations margin calculated as follows:
Total revenue from continuing operations	$660,848	$592,091
Earnings from continuing operations before interest, taxes, depreciation and amortization	138,723	136,448
EBITDA from continuing operations as a percentage of revenue	21%	23%

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION (CONTINUED)

Free Cash Flow
For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from the operating activities of continuing and discontinued operations reduced by purchases of property and equipment and net cash outflow from loan receivables. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. The following table reconciles “cash flow from operating activities” to “free cash flow” (in thousands):

	Twelve Months Ended
	December 31,
	2013	2012
Cash flow from operating activities, including discontinued operations	$106,718	$88,792
Cash flow from investing activities:
Loan receivables	(411)	(17,325)
Purchases of property and equipment	(26,672)	(21,841)
Free cash flow	$79,635	$49,626

Constant Currency
Certain performance metrics discussed in this release are presented on a “constant currency” basis, which may be considered a non-GAAP measurement of financial performance under GAAP. The Company’s management uses constant currency results to evaluate operating results of certain business operations in Mexico, which are transacted in Mexican pesos. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. For balance sheet items, the end-of-period exchange rate of 13.0 to 1 at December 31, 2012, was used, compared to the exchange rate of 13.1 to 1 at December 31, 2013. For income statement items, the average closing daily exchange rate for the appropriate period was used. The average exchange rate for the prior-year quarter ended December 31, 2012 was 12.9 to 1, compared to the current-quarter rate of 13.0 to 1. The average exchange rate for the prior-year twelve-month period ended December 31, 2012 was 13.2 to 1, compared to the current year-to-date rate of 12.8 to 1.

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (949) 873-2789
Email:     gar@globalirgroup.com

Rick Wessel, Chairman and Chief Executive Officer
Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 505-3199
Email:     investorrelations@firstcash.com
Website:    www.firstcash.com